Exhibit 10.2

Execution Copy

WESTERN URANIUM CORPORATION

TERM PROMISSORY NOTE

US $ 100,000	TORONTO, ONTARIO

DATE: February 22, 2016

1.	Promise to Pay

FOR VALUE RECEIVED the undersigned (the "Borrower") unconditionally promises to pay to The Siebels Hard Asset Fund, Ltd (the "Lender"), its successors (including any successor by reason of amalgamation) and assigns, or to its order, at its offices at Ugland House, South Church Street, George Town, KYI-1) 04. Cayman Islands (or at such other address as the Lender shall notify the Borrower), in United States Dollars , the amount of One Hundred Thousand Dollars (US $100,000) (the "Principal Amount") together with interest on the Principal Amount outstanding from time to time. The Principal Amount shall be due and be paid on April 22. 2016 (the "Maturity Date").

2.	Interest

The Principal Amount outstanding at any time, and from time to time, and any overdue interest, shall bear interest at the rate equal to eighteen per cent (18%) per annum from the Effective Date until the Maturity Date before and after demand, default, and judgment. For the sake of clarity, total interest payable will be in the amount of Three Thousand Dollars and Zero Cents (US $3,000.00).

3.	Prepayment

When not in default under this Note, the Borrower shall be entitled to prepay all or any portion of the Principal Amount outstanding without notice, bonus or penalty,

4.	Application of Payments

Any payments in respect of amounts due under this Note shall be applied first in satisfaction of any accrued and unpaid interest, and then to the Principal Amount outstanding.

5.	Waiver by the Borrower

The Borrower waives demand, presentment for payment, notice of non-payment, notice of dishonour, notice of acceleration, and notice of protest of this Note. The Borrower also waives the benefit of any days of grace, the right to assert in any action or proceeding with regard to this Note any setoffs or counterclaims which the Borrower may have against the Lender.

6.	No Waiver by the Lender

Neither the extension of time for making any payment which is due and payable under this Note at any time or times, nor the failure, delay, or omission of the Lender to exercise or enforce any of its rights or remedies under this Note, shall constitute a waiver by the Lender of its right to enforce any such rights and remedies subsequently. The single or partial exercise of any such right or remedy shall not preclude the Lender's further exercise of such right or remedy or any other right or remedy.

7.	Governing Law and Successors

This Note is made under and shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario, and shall enure to the benefit of the Lender and its successors and assigns, and shall be binding on the Borrower and its success.

WESTERN URANIUM CORPORATION

By:	/s/ Michael Skutezky
Name:	Michael R. Skutezky
Title:	Chairman

THE SIEBELS HARD ASSET FUND, LTD

By:	/s/ Christopher Rogers
Name:	Christopher Rogers
Title:	Chief Operating Officer